FOR IMMEDIATE RELEASE                      CONTACT:  RUBENSTEIN ASSOCIATES, INC.
                                                                     ROB SOLOMON
                                                                  (212)-843-8050
LONE STAR STEAKHOUSE & Saloon, Inc.                            NASDAQ:  STAR
SECOND QUARTER UPDATE
WICHITA, KANSAS                                                     May 26, 2004

Lone Star Steakhouse & Saloon,  Inc.  ("Lone Star" or "Company")  announced that recent beef  industry  actions by the major  packers have resulted in boxed beef prices rising beyond the normal seasonal escalation typically seen in the second quarter. Packers have reduced their operations due to unfavorable margins, which has the effect of  restricting  supply,  thus  raising the market price of boxed beef. Meat costs which account for  approximately  60% of cost of sales,  are up
$2.5 million or 16.7% for comparable  restaurants over the prior year during the first eight weeks of the second quarter.

The Company now estimates  that it's cost of sales will be 2.6 to 3.0% higher as a percent of revenue than in the first quarter  resulting in  additional  margin pressure  beyond the  normally  lower  second  quarter  margins that result from seasonally lower average unit volumes. Second quarter diluted earnings per share are estimated to be in the $.20 to $.24 range.

Comparable store sales increases  continue through May 18, 2004, the first eight weeks of the second quarter.

            Lone Star Steakhouse & Saloon restaurant             1.0%
            Sullivan's Steakhouse restaurants                        6.3%
            Del Frisco's Double Eagle Steak House restaurants       30.8%
            Texas Land & Cattle Steak House restaurants         11.8%
                                                                    -----
                 Consolidated steak house restaurants                4.5%
                                                                    =====

Comparable  store sales and  operating  margins for the  remaining  weeks of the second  quarter  will be  adversely  affected by  Father's  Day which was in our second quarter last year, but falls in our third quarter this year.

Our direct mail and  in-store  marketing  are  designed  to move  product mix to better margin entrees,  however,  we are a beef based  steakhouse  Company,  and higher beef prices will continue to affect our margins significantly.

Lone  Star  owns  and  operates  251  domestic  Lone  Star  Steakhouse  & Saloon restaurants;  15 Sullivan's  Steakhouse  restaurants;  five Del Frisco's  Double
Eagle  Steak  House   restaurants  and  20  Texas  Land  &  Cattle  Steak  House restaurants.  Licensees operate three domestic and fourteen  international  Lone
Star  restaurants,  and one  domestic  Del  Frisco's  Double  Eagle  Steak House restaurant.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained
herein,   including  2004  operating  performance,   comparable  sales  and  the
development plans of the Company,  are reasonable,  any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements contained in the press release will prove to be accurate.